Exhibit 99.2

Social Media Posts

LinkedIn

Focus Impact BH3 Acquisition Company, reposted by Wray Thorn

“We are thrilled to announce that Focus Impact BH3 (Nasdaq: BHAC), have entered into a definitive Business Combination Agreement with XCF Global Capital Inc.

“Our partnership with XCF and their dedication to catalyzing the sustainable fuel industry is an example of our commitment to investing in socially forward companies.” - Carl Stanton, CEO of Focus Impact BH3 Acquisition Co.

For a deep dive into the transformative collaboration, you can access the XCF Investor Presentation at: https://lnkd.in/emcvTJty

Follow along with our conference call recording by dialing 1-855-669-9658 or +1-412-317-0088 and using the access code 0749#.

Learn more about this exciting journey: https://xcf.global/

#SAF #SPAC #Sustainability #CleanTech #CleanFuels #Aviation #Biofuels